Exhibit 10.28

December 17, 2025

Southland Holdings, Inc. 1100 Kubota Drive

Grapevine, TX 76051

Attn: Frank Renda, Chairman of the Board

Dear Frank,

This letter, together with the attached Schedule(s) and General Terms and Conditions, confirms and sets forth the engagement between Meru, LLC (“MERU”) and Southland Holdings, Inc. and its subsidiaries (the “Company”), including the scope of the services to be performed and the basis of compensation for those services. Upon execution of this letter by each of the parties below, this letter will constitute a binding agreement between the Company and MERU (the “Agreement”). This Agreement supersedes any prior agreements between the Company and MERU.

Description of Services

a)Officers. In connection with this engagement, MERU shall make available to the Company:
i.	Nick Campbell as the Chief Transformation Officer (the “CTO”); and
ii.	Upon the mutual agreement of MERU and the Company, MERU will provide additional employees of MERU and/or its affiliates (“Additional Staff”) as required (collectively, with the CTO, the “Engagement Staff”), to assist the CTO in the execution of the duties set forth more fully herein.
b)	Duties. (x) The Engagement Staff will provide the services listed below to the Company.
i.	Perform a financial review of the Company, including without limitation its short and long-term projected cash flows and operating performance;
ii.	Assess high value programs/contracts to determine potential risks and opportunities (% complete / cost to complete, costs in excess of billings, change orders, claims, holdbacks, etc.);

165 Ottley Dr. NE | Suite 150 | Atlanta, GA 30324 wearemeru.com

iii.	Develop a 5-year financial forecast including a projected profit and loss, balance sheet and statement of cash flows;
iv.	Oversee the 13-week cash flow forecast process including preparing a weekly and cumulative variance analysis package;
v.	Identify and advise plan and execute on cost reduction initiatives and any other margin improvement initiatives;
vi.	Develop, implement and oversee cash management strategies, tactics and processes, and control cash management and cash balances and disbursements;
vii.	Advise and assist in the development of a retention plan for key employees; and
viii.	Provide other services as requested or directed by the Company and agreed to by MERU.
(y)	The CTO will provide the services listed below to the Company:
i.	Advise on all material and non-ordinary course asset sales (including all or substantially all assets of the Company) (“Asset Sales”);

ii.	Oversee and recommend to the Compensation Committee of the Board compensation increases/decreases and other retention matters with respect to the Executive Chairman, Chief Executive Officer and their respective direct reports (“Executive Compensation Matters”);
iii.	Oversee and approve settlement discussions regarding affirmative claims relating to Legacy Project Settlements outlined in Exhibit A;
iv.	Oversee and approve strategic and/or financial alternatives with respect to the Company, including, but not limited to, one or more alternative debt or equity financings, or, restructuring, reorganization, recapitalization (including a capital raise), liquidation or other transaction or related financing or refinancing involving the Company (each a “Transaction”);
v.	Oversee and recommend to the Board a sale, merger, or consolidation of the Company (each a “Sale Transaction”);

vi.	Oversee and approve biweekly budgets providing for the use of Company funds (“Budgets”);

Oversee and approve any draw request made upon any loan or credit facility provided by Sureties;

vii.	Advise, assist, and/or manage, as appropriate, communications and/or negotiations with outside stakeholders, including lenders, customers, suppliers, sureties and employees; and
viii.	Provide other services as requested or directed by the Chairman of the Board of Directors and agreed to by the CTO and MERU.
c)The Company shall not approve or cause the implementation of any Asset Sales, Transactions a Sale Transaction, or increases in the compensation (whether cash,

equity or otherwise) of the Company’s Executive Chairman, Chief Executive Officer or their respective direct reports (each, a “Major Action”) without the consent of the CTO. For the avoidance of doubt, the CTO shall have the authority to manage the Company's consolidated cash flow forecasting, stabilize the Company's business operations and financial position, and develop and evaluate potential strategic alternatives for the Company, including financial projections in support of said alternatives and to control cash management and cash balances and disbursements.

d)The CTO shall report directly to the Southland Holdings Inc. Chairman of the Board of Directors and shall be directly accessible by Callodine Commercial Finance, LLC, WhiteHawk Capital Partners LP, Berkshire Hathaway, Zurich, and respective advisors during reasonable business hours. Additionally, the CTO will provide regular updates to the Board.
e)In connection with the services to be provided hereunder, from time to time MERU may utilize the services of independent contractors as Engagement Staff.

Staffing & Compensation

MERU fees are based on the hours spent by MERU staff at MERU’s hourly rates, which outlined in Exhibit B.

In addition to payment of hourly rates, the Company shall reimburse MERU for: (i) its reasonable out-of-pocket documented expenses incurred in connection with this assignment such as travel, lodging, and meals, and (ii) an administrative fee of three percent (3%) of total fees billed to cover routine administrative expenses associated with the services such as administrative support, such as duplicating, messenger, telephone, and other overhead costs.

In addition to the compensation outlined above, MERU will receive incentive compensation (the “Incentive Fee”). To establish such Incentive Fee, MERU and the Special Committee will seek to reach agreement within 45 days from the date hereof on the amount of such Incentive Fee and the terms on which it shall be payable. Notwithstanding the foregoing, the Incentive Fee requires prior written approval from Callodine Commercial Finance, LLC, WhiteHawk Capital Partners LP, Berkshire Hathaway and Zurich.

All fees and expenses will be billed by written invoice on a weekly basis. Invoices are payable upon receipt.

Retainer

The Company shall continue to hold a retainer in the amount of $85,000 which shall be credited against any amounts due at the termination of this engagement and returned upon the satisfaction of all obligations hereunder.

If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours, Meru, LLC

Accepted and agreed: Southland Holdings, Inc.

By:    Nick Campbell

Managing Partner

By: Frank Renda   Its:  Chief Executive Officer

General Terms & Conditions

1.	Term

This Agreement will apply from the commencement of the services referred to in the Description of Services above and may be terminated with immediate effect by either party without cause by written notice to the other party. MERU normally does not withdraw from an engagement unless the Company misrepresents or fails to disclose material facts, fails to pay fees or expenses, or makes it unethical or unreasonably difficult for MERU to continue performance of the engagement, or other just cause or conflict of interest exists. On termination of the Agreement, any fees and expenses due to MERU shall be remitted promptly (including fees and expenses that accrued prior to but are invoiced subsequent to such termination). The provisions of this Agreement that give the parties rights or obligations beyond its termination, including any indemnification obligations hereunder, shall survive and continue to bind the parties.

2.	Information Provided by the Company

The Company shall use all reasonable efforts to:

(i) provide MERU with access to management and other representatives of the Company; and (ii) to furnish all data, material, and other information concerning the business, assets, liabilities, operations, cash flows, properties, financial condition and prospects of the Company that MERU reasonably requests in connection with the services to be provided to the Company. MERU shall rely, without further independent verification, on the accuracy and completeness of all available information and information that is furnished by or on behalf of the Company and otherwise reviewed by MERU in connection with the services performed for the Company. The Company acknowledges and agrees that MERU is not responsible for the accuracy or completeness of such information and shall not be responsible for any inaccuracies or omissions therein. MERU is under no obligation to update data submitted to it or to review any other areas unless specifically requested by the Board to do so.

3.	Forward Looking Statements

The Company understands that the services to be rendered by MERU may include the preparation of projections and other forward-looking statements, and the Company acknowledges that numerous factors can affect the actual results of the Company’s operations, which may materially and adversely differ from those projections. In addition, MERU will be relying on information provided by the Company in the preparation of those projections and other forward-looking statements.

4.	No Third-Party Beneficiary

The Company acknowledges that all advice (written or oral) provided by MERU to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to its Board and management) in considering the matters to which this engagement relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without MERU’s prior written approval (which shall not be unreasonably withheld), except as required by law.

5.	Services by Other Third Parties.

The Company shall be solely responsible for the work and fees of any other party (other than the Engagement Staff) engaged by the Company to provide services in connection with the engagement regardless of whether such party was introduced to the Company by MERU. Except as provided in this Agreement, MERU shall not be responsible for providing or reviewing the advice or services of any such third party, including advice as to legal, regulatory, accounting or taxation matters. Further, MERU acknowledges that it is not authorized under this Agreement to engage any third party to provide services or advice to the Company, other than our agents or independent contractors engaged to provide Services, without the Company’s prior written consent.

6.	Conflicts

MERU is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which you have made us aware. Because MERU and its affiliates comprise a consulting firm (“Firm”) that serves many clients, it is possible that the Firm may have rendered or will render services to or have business associations with other entities or people that had or have or may have relationships with the Company, including creditors of the Company. The Firm will not be prevented or restricted by virtue of providing the services under this Agreement from providing services to other entities or individuals, including entities or individuals whose interests may be in competition or conflict with the Company’s, provided the Firm makes appropriate arrangements to ensure that the confidentiality of information is maintained. The MERU professionals providing services hereunder will not accept an engagement that directly conflicts with this engagement without the Company’s prior written consent.

7.	Confidentiality

MERU shall keep as confidential all non-public information received from the Company in conjunction with this engagement, except: (i) as requested by the Company or its legal counsel; (ii) as required by legal proceedings, provided in the event of any such legal proceedings MERU will notify the Company so that the Company may seek protection of the information; or (iii) with the consent of the Company to the extent reasonably required in the performance of this engagement. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision. Notwithstanding the foregoing, MERU may use the Company’s name and logo on MERU promotional materials to identify the Company as a client of MERU.

8.	Audit Matters

The Company acknowledges and agrees that MERU and Engagement Personnel are not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body.

9.	Non-Solicitation

The Company, on behalf of itself and its subsidiaries and affiliates and any person that may acquire all or substantially all of its assets agrees that, for a period no shorter than two years following the termination of this engagement, it will not solicit, recruit, hire or otherwise engage any employee of MERU or any of its affiliates who worked on this engagement while engaged by MERU or its affiliates (“Solicited Person”). Should the Company or any of its subsidiaries or affiliates or any person who acquires all or substantially all of its assets extend an offer of employment to or otherwise engage any Solicited Person and should such offer be accepted, MERU shall be entitled to a fee from the Company equal to the Solicited Person’s hourly client billing rate at the time of the offer multiplied by 2,000 hours. The Company acknowledges and agrees that this fee fairly represents the loss that MERU will suffer if the Company breaches this provision. The fee shall be due and payable at the time of the Solicited Person’s acceptance of employment or engagement.

10.	Indemnification and Other Matters

The Company shall indemnify, hold harmless and defend MERU and its affiliates and its and their partners, director, officers, employees, independent contractors and agents (each, an “MERU Party” and collectively, the “MERU Parties”) from and against all claims, liabilities, losses, expenses and damages arising out of or in connection with the engagement of MERU that is the subject of the Agreement, except in the event of MERU’s gross negligence, willful misconduct or bad faith. The Company shall pay damages and reasonable expenses as incurred, including reasonable legal fees and disbursements of counsel, except in the event of MERU’s gross negligence, willful misconduct or bad faith. If, in the opinion of counsel, representing both parties in the matter covered by this indemnification creates a potential and material conflict of interest, the MERU Parties may engage separate counsel, acceptable to the Company, to represent them at the Company’s expense, except in the event of MERU’s gross negligence, willful misconduct or bad faith.

In addition to the above indemnification, MERU employees serving as directors or officers of the Company or affiliates will receive the benefit of the most favorable indemnification provisions provided by the Company to its directors, officers and any equivalently placed employees, whether under the Company’s charter or by-laws, by contract, law or otherwise.

The Company shall specifically include and cover employees and agents serving as directors or officers of the Company or affiliates from time to time with direct coverage under the Company’s policy for liability insurance covering its directors, officers and any equivalently placed employees (“D&O Insurance”). Prior to MERU accepting any officer position, the Company shall, at the request of MERU, provide MERU a copy of its current D&O policy, a certificate(s) of insurance evidencing the policy is in full force and effect, and a copy of the signed Board resolutions and any other documents as MERU may reasonably request  evidencing  the  appointment  and coverage of the indemnitees. The Company will maintain such D&O Insurance coverage for the period through which claims can be made against such persons. The Company disclaims a right to distribution from the D&O Insurance coverage with respect to such persons. If the Company is unable to include MERU employees and its agents under the Company’s policy or does not have first dollar coverage acceptable to MERU in effect for at least $10 million1 (e.g., there are outstanding or threatened claims against officers and directors alleging prior acts that may give rise to a claim), MERU may, at its option, attempt to purchase a separate D&O Insurance policy that will cover MERU employees and agents only. The cost of the policy shall be invoiced to the Company as an out-of-pocket expense. If MERU is unable or unwilling to purchase such D&O Insurance, then MERU reserves the right to terminate the Agreement.

The Company’s indemnification obligations in this section shall be primary to, and without allocation against, any similar indemnification obligations that MERU may offer to its personnel generally, and the Company’s D&O Insurance coverage for the indemnitees shall be specifically primary to, and without allocation against, any other valid and collectible insurance coverage that may apply to the indemnitees (whether provided by MERU or otherwise).

MERU is not responsible for any third-party products or services separately procured by the Company. The Company’s sole and exclusive rights and remedies with respect to any such third party products or services are against the third-party vendor and not against MERU, whether or not MERU is instrumental in procuring such third-party product or service.

MERU acknowledges that, during the pendency of any Bankruptcy Court approved retention, these indemnification provisions are subject to

1 NTD: what is the existing coverages that are available? Has someone contacted the D&O carrier/broker?

modification  as  may  be  stated  within  the

Bankruptcy Court’s retention order.

11.	Limit of Liability

THE MERU PARTIES SHALL NOT BE LIABLE TO THE COMPANY, OR ANY PARTY ASSERTING CLAIMS AGAINST OR ON BEHALF OF THE COMPANY, EXCEPT FOR DIRECT DAMAGES FOUND IN A FINAL DETERMINATION TO BE THE DIRECT RESULT OF THE GROSS NEGLIGENCE, BAD FAITH, SELF-DEALING, WILLFUL MISCONDUCT OR INTENTIONAL MISCONDUCT OF MERU OR ANY OTHER MERU PARTY. THE MERU PARTIES SHALL NOT BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, LOST PROFITS, REPUTATIONAL DAMAGES, PUNITIVE DAMAGES OR ANY OTHER SIMILAR DAMAGES UNDER ANY CIRCUMSTANCES, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE MERU PARTIES’ AGGREGATE LIABILITY, WHETHER IN TORT CONTRACT, OR OTHERWISE, IS LIMITED TO THE AMOUNT OF FEES PAYABLE TO MERU FOR SERVICES UNDER THIS AGREEMENT (OR IF THE CLAIM ARISES FROM AN ADDENDUM TO THIS AGREEMENT, UNDER THE APPLICABLE ADDENDUM) (THE “LIABILITY CAP”). The Liability

Cap is the total limit of the MERU Parties’ aggregate liability for all claims or demands by anyone pursuant to this Agreement, including liability to the Company, to any other parties hereto, and to any others making claims relating to the work performed by MERU pursuant to this Agreement. Any such claimants shall allocate any amounts payable by the MERU Parties among themselves as appropriate, but if they cannot agree on the allocation it will not affect the enforceability of the Liability Cap. Under no circumstances shall the aggregate of all such allocations or other claims against the MERU Parties pursuant to this Agreement exceed the Liability Cap.

12.	Miscellaneous

This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. This Agreement supersedes all prior or contemporaneous agreements, arrangements, conditions, negotiations and understandings between the parties relating to the subject matter hereof2. No waiver of any term, provision or condition of this Agreement shall be deemed to be, or shall be or shall constitute, a waiver of any other term, provision or condition herein, whether or not similar. No such waiver shall be binding unless in writing and signed by the waiving party. No supplement, modification or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless evidenced in writing executed by the parties hereto. If any provision of this Agreement is declared invalid by any tribunal, then such provision shall be deemed automatically adjusted to the minimum extent necessary to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event the provision invalidated is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though such provision had never been included herein. In either case, the remaining provisions of this Agreement shall remain in effect. In the event it becomes necessary for MERU to take legal action to enforce the payment obligations under this Agreement, the Company agrees that MERU shall be entitled to recover, in addition to any other damages or relief awarded, reasonable attorney's fees, court costs, and other expenses incurred in such enforcement efforts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument. MERU

2 NTD: NEED TO SPECIFY THAT THE NOVEMBER 10 AGREEMENT IS SUPERSEEDED?

AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS CREDITORS AND SECURITY HOLDERS) WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING ARISING OUT OF THIS AGREEMENT.

This Agreement shall be binding upon MERU and the Company, their respective heirs, successors, and assignees, and any heir, successor, or assignee of a substantial portion of MERU’s or the Company’s respective businesses and/or assets, in each case other than Calodine and Whitehawk Capital Partners LP. This Agreement may not be amended or modified except in writing executed by the Company, MERU, Calodine and Whitehawk Capital Partners LP.

Exhibit A

Legacy Project Settlements

●	CityLYNX Gold Line
●	SELA 26
●	Biloxi North Contract
●	Washington State Convention Center
●	Schoharie Reservoir
●	Queensboro Bridge
●	Kirkman Road Extension
●	Druid Lake Finish Water Tanks
●	I-10 Jefferson County (Beaumont)
●	Turnpike Mainline Widening E8Q79
●	Mill Creek Drainage Relief
●	Tappan Zee

Exhibit B

MERU Hourly Rates

General Partners / Managing Partners	$900 - $1050
Sr. Directors / Managing Directors	$700 - $900
Vice Presidents / Directors	$550 - $700
Analysts / Associates	$300 - $500
Data Insights Partners	$550 - $650
Sr. Principal / Managing Principal	$400 - $550
Principal | Solutions Architect	$325 - $400
Data Analyst / Analytics Engineer	$175 - $325

Such rates shall be subject to adjustment annually at such time as MERU adjusts its rates generally.